Exhibit 1




Pursuant to Item 8, the members of the group that have filed this Schedule 13G pursuant to Rule 13d-1(d) are:

          (i) SIBV/MS Equity Investors, L.P.;

         (ii) Morgan Stanley Equity Investors Inc.;

        (iii) The Morgan Stanley Leveraged Equity Fund II, L.P.;

         (iv) Morgan Stanley Leveraged Equity Fund II, Inc.; and

          (v) Morgan Stanley Dean Witter & Co.